Exhibit 21.1

Delek US Holdings, Inc.
Subsidiaries of the Registrant

Company Name:	State of Incorporation:
MAPCO Express, Inc.	DE
Gasoline Associated Services, Inc.	AL
Liberty Wholesale Co., Inc.	AL
Delek Refining, Inc.	DE
Delek U.S. Refining GP, LLC	TX
Delek Refining, Ltd.	TX
Delek Pipeline Texas, Inc.	TX
MPC Pipeline Acquisition, Inc.	TX
Delek Land Texas, Inc.	TX
MPC Land Acquisition, Inc.	TX
Lion Oil Company	AR
El Dorado Pipeline Company	AR
J. Christy Construction Co.	AR
Lion Oil Trading & Transportation	AR
Magnolia Pipeline Company	AR
Delek Marketing & Supply, Inc.	DE
Delek Marketing & Supply, LP	DE
Delek Marketing GP, LLC	DE
Delek Crude Logistics, LLC	TX
Paline Pipeline Company, LLC	TX
Delek Finance, Inc.	DE
MAPCO Fleet, Inc.	DE
NTI Investments, LLC	DE
GDK Wilma Rudolph, LLC	DE
GDK Bear Paw, LLC	DE
GDK Segler, LLC	DE
GDK Slaughter Road, LLC	DE